CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

Overview

•	Q1 2010 Resorts system-wide sales rose 36% to $55.8 million from $41.1 million in Q1 2009.
•	Fee-based services sales and marketing programs generated $10.2 million of revenue and contributed $0.9 million to Resorts segment operating profit.
•	Q1 2010 net loss of $7.9 million, or $0.25 per diluted share, included the impact of:
o

a $10.7 million charge to increase the reserve for loan losses on VOI notes receivable generated prior to December 15, 2008, most of which were reflected as off-balance sheet transactions prior to the adoption of new accounting guidance on January 1, 2010, and

o	a $5.3 million non-cash inventory impairment charge at Bluegreen Communities.
•	Previously announced adoption of new accounting standards resulted in a one-time, non-cash after-tax reduction of $61.3 million directly to retained earnings.
•	Excluding the above $16.0 million of charges, non-GAAP net income for Q1 2010 would have been $1.4 million, or $0.04 per diluted share.
•	Cash flow provided by operating and investing activities totaled $24.3 million in Q1 2010, an increase of $42.9 million over Q1 2009.
•	Unrestricted cash of $51.0 million at March 31, 2010.

Boca Raton, Fla. – May 17, 2010 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the quarter ended March 31, 2010.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “Resorts system-wide sales, which included sales made for third parties under our newly expanded business model, rose 36% to $55.8 million from the first quarter of 2009. Additionally, during the first quarter of 2010 we expanded our fee-based service initiatives, increased cash from operating activities, reduced recourse debt, and continued to take steps to mitigate the impact of a challenging commercial credit environment.”

Mr. Maloney continued, “While the economy and credit environment continue to impact the Company, we have made steady progress on a number of fronts during the first quarter of 2010, including:

•

Increasing total cash flow from operating and investing activities to an inflow of $24.3 million for the three months ended March 31, 2010 from an outflow of $18.6 million for the three months ended March 31, 2009;

•	Reducing recourse debt by $17.4 million during the three months ended March 31, 2010;

•

Generating fee-based service commission revenue of $10.2 million in the quarter compared to no such revenue in the same period last year, resulting in an approximately 9% pretax profit. In addition, profits from resort management operations, another of the Company’s fee-based services, increased 30% during the first quarter of 2010 compared to the first quarter of 2009;

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May 17, 2010

•	Expanding our fee-based services business to include hotel management, thus broadening this service line beyond timeshare resort operations management, and sales and marketing;

•	Receiving cash -- either at closing or within 30 days – equal to 48% of Resorts sales during the first quarter of 2010, up from 40% in the same period in 2009;

•	Increasing sales to existing Bluegreen Vacation Club owners equal to 62% of total Resort sales in the 2010 first quarter as compared to 53% in the same period last year; and

•

Benefitting from the implementation of credit underwriting standards on December 15, 2008, which were further tightened effective January 1, 2010. As noted below, Resorts delinquencies and defaults through March 31, 2010 for loans originated after the implementation of these new standards were significantly lower than those originated prior to the establishment of these new standards. Bluegreen anticipates that as the Resorts portfolio becomes more seasoned, the increase in the number of FICO score-based loans, and an improving economy will, over time, strengthen the overall performance of its loan portfolio.”

As previously disclosed, effective January 1, 2010 Bluegreen adopted accounting guidance that resulted in the consolidation into the Company’s financial statements of seven special-purpose finance entities that had previously been classified as off balance sheet. These entities issued the Company’s securitization bonds and hold the receivables which collateralized the bonds. The adoption of this new accounting guidance: required that this non-recourse securitization debt and the related receivables be included on the Company’s balance sheet, resulted in a one-time, non-cash, after-tax reduction of $61.3 million directly to retained earnings, and has and will continue to increase interest expense (by ongoing interest expense incurred on the securitization bonds) and interest income (by the ongoing income generated from the related receivables).

Mr. Maloney continued, “Our results for the 2010 first quarter included a $10.7 million charge to increase the reserve for loan losses on VOI notes receivable generated prior to December 15, 2008, most of which were previously off-balance sheet, and a $5.3 million impairment charge at Bluegreen Communities as a result of further price discounting at certain of the Company’s communities. These charges resulted in a loss for the first quarter of 2010. Exclusive of these charges, we would have reported a profitable 2010 first quarter.”

Mr. Maloney concluded by noting that on April 30, 2010, Bluegreen amended, extended and consolidated $36.4 million of existing notes payable and line of credit with Wells Fargo Bank, N.A, the parent company of Wachovia. The new term loan matures on April 30, 2012, and the Company made a $0.4 million principal payment on April 30, 2010. Principal payments will be effected through agreed-upon release prices as real estate collateralizing the loan is sold, subject to minimum required amortization of $5.2 million in 2010, $10.6 million in 2011 and $20.2 million in 2012. He commented, “We are pleased to continue our over 20 year relationship with Wells Fargo and Wachovia, and appreciate their support of Bluegreen.”

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May 17, 2010

RESULTS OVERVIEW

Net loss for the three months ended March 31, 2010 was $7.9 million, or $0.25 per diluted share, as compared to net income of $3.6 million, or $0.11 per diluted share, in the first quarter of 2009. Excluding the pre-tax impact of the $10.7 million loan loss reserve charge and the $5.3 million non-cash, pre-tax impairment charges at Bluegreen Communities, non-GAAP net income for the first quarter of 2010 was $1.4 million, or $0.04 per diluted share. See reconciliation table at the end of this release.

BLUEGREEN RESORTS

Supplemental Segment Financial Data and Reconciliation of System-Wide Sales to GAAP Resorts Sales of Real Estate

Three Months Ended March 31, 2010 and March 31, 2009

(In 000’s, except percentages) (unaudited)

	Three Months Ended		Three Months Ended
	March 31,	% of	March 31,	% of
	2010	Gross Sales	2009	Gross Sales

System-wide sales	$55,838		$41,066
Change in sales deferred under timeshare accounting rules	(2,497)		10,352
Estimated uncollectibles on newly originated VOI
notes receivable	(4,310)		(7,898)
System-wide sales, net	49,031	100%	43,520	100%
Sales of third party VOIs	(15,754)	(32)	—	—
Adjustment to allowance for loan losses	(10,704)	(22)	—	—
Sales of real estate	22,573	46	43,520	100%
Cost of real estate sales	(6,088)	(27)*	(11,215)	26
Gross profit	16,485	73 *	32,305	74

Fee-based commission revenue	10,180	21	—	—

Sales of other services	15,976	33	13,616	31
Cost of sales of other services	(11,475)	(23)	(9,857)	(23)
	4,501		3,759

Selling and marketing expenses	(27,949)	(57)	(24,730)	(56)
Field G&A expense	(4,000)	(8)	(3,775)	(9)
Total field operating expenses (1)	(31,949)		(28,505)

Segment operating (loss) profit (2)	$(783)	(2)%	$7,559	17%

*As a percentage of sales of real estate.

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May 17, 2010

	For the Three Months Ended March 31,
Other data (not in 000’s):	2010	2009

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	62%	53%
Number of Bluegreen VOI sales transactions	3,478	3,770
Number of sales made on behalf of the third party developer for a fee	1,317	—
Total VOI Sales transactions	4,795	3,770
Average sales price per transaction	$11,618	$10,860
Total marketing prospect tours	29,553	22,029
New marketing prospect tours	15,408	12,704
Sale-to-tour ratio (total prospects)	16.2%	17.1%
Sale-to-tour ratio (new prospects)	12.1%	13.4%
Sales deferred under timeshare accounting rules as of end of period	$12.1 million	$12.9 million
Resorts operating profit deferred under timeshare accounting rules as of end of period	$7.2 million	$7.0 million

Higher system-wide Resorts sales reflect the success of the Company’s efforts to sell to existing owners, as well as an ability to increase the number of marketing prospects.

Selling and marketing expenses as a percentage of system-wide sales, net, in the first quarter 2010 were 57% as compared to 56% in the first quarter of 2009, due primarily to a lower tour-to-sale conversion rate in the 2010 quarter compared to the 2009 quarter. These factors were partially off-set by a higher proportion of sales in 2010 to existing owners, which carry a relatively lower marketing cost.

Resorts general and administrative expenses increased 6% during the first quarter of 2010 compared to the first quarter of 2009, primarily a result of operating more sales offices.

Pretax profits from other resort services increased to $4.5 million during the three months ended March 31, 2010 from $3.8 million for the three months ended March 31, 2009, primarily the result of managing a higher number of timeshare resorts on behalf of property owners’ associations.

Resorts operating loss was $0.8 million as compared to an operating profit of $7.6 million in the first quarter of 2009, reflecting the increase in estimated allowance for loan losses on loans originated prior to the December 15, 2008 implementation of more stringent credit underwriting standards. Excluding this charge, the segment operating profit for Resorts in the first quarter 2010 would have been $9.9 million, or 20% of system-wide sales, net, compared to segment operating profit of $7.6 million, or 17% of system-wide sales, net for the first quarter of 2009.

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May 17, 2010

One of the most successful of the Company’s strategic initiatives has been the implementation of a FICO® score-based credit underwriting program beginning December 15, 2008. Delinquencies over 30 days on the total originated and serviced timeshare receivables portfolio at March 31, 2010, broken out between loans originated prior to December 15, 2008 and those originated under Bluegreen’s credit underwriting program, are reflected in the table below.

	Outstanding Principal Balance	Percentage of Outstanding Principal Balance Over 30 days Past Due
Originations Pre-12/15/08 (loans not subjected to FICO® credit score requirements at origination)	$629.3 million	4.9%
Originations After 12/15/08 (loans were subjected to minimum FICO® requirements at origination)	$130.1 million	2.1%
Total	$759.4 million	4.4%

Defaults on the pre-12/15/08 originated portfolio increased to a 15.3% average annual default rate compared to 11.4% in last year’s first quarter. Higher defaults on these loans, which were not subject to credit underwriting at the point of sale, and the inclusion of an additional $463.5 million of such loans on balance sheet in connection with the adoption of new accounting standards on January 1, 2010, resulted in the $10.7 million charge for additional loan loss reserves on these loans.

Defaults were significantly lower on the portfolio originated under the Company’s new credit underwriting standards, reflecting an average annual default rate of 2.4%.

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May 17, 2010

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data

Three Months Ended March 31, 2010 and March 31, 2009

(In 000’s, except percentages) (unaudited)

	Three Months Ended		Three Months Ended
	March 31,	% of	March 31,	% of
	2010	Gross Sales	2009	Gross Sales

Sales of real estate	3,666	100%	2,335	100%
Cost of real estate sales	(8,360)	(228)	(890)	(38)
Gross profit	(4,694)	(128)	1,445	(62)

Sales of other services	351	10%	350	15
Cost of sales of other services	(747)	(20)	(600)	(26)
	(396)		(250)

Selling and marketing expenses	(1,021)	(28)	(1,134)	(48)
Field G&A expense	(1,631)	(45)	(1,463)	(63)
Total field operating expenses	(2,652)		(2,597)

Segment Operating Loss	$(7,742)	(211)%	$(1,402)	(60)%

Higher 2010 first quarter sales at Bluegreen Communities were attributable to our efforts to increase sales volume through promotional pricing on certain completed homesites. Bluegreen Communities continues to be adversely impacted by the deterioration of the general economy and the real estate markets, in particular. There has been a decline in demand for the Company’s homesites, especially for higher priced premium homesites. While this promotional pricing generated sales volume during the quarter, the impact of lower prices and an extended expected sell-out period for certain communities resulted in a $5.3 million non-cash charge to write-down inventory to net realizable value. This charge, along with the lower sales prices, resulted in an increase in cost of sales of real estate as a percentage of sales.

SELECTED OTHER FINANCIAL INFORMATION

	As of
	March 31,	December 31,
	2010	2009
Unrestricted cash	$51.0 million	$70.5 million
Book value per share	$10.17	$12.32
Debt-to-equity ratio: recourse and non-recourse debt	2.85:1	1.40:1
Debt-to-equity ratio: recourse debt only	1.23:1	1.06:1

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May 17, 2010

Book value per share decreased and the Company’s debt-to-equity ratios increased at March 31, 2010, compared to December 31, 2009, primarily as a result of the adoption of new accounting guidance on January 1, 2010, which resulted in a significant amount of securitization debt that was previously accounted for off-balance sheet being consolidated on to the Company’s balance sheet, as well as a related $61.3 million non-cash charge to retained earnings representing the cumulative effect of a change in accounting principle.

At March 31, 2010, we had receivable-backed credit facilities with revolving capacity of up to $225.0 million with availability of $40.9 million, although additional availability is generated as these facilities pay down, subject to eligible collateral and other customary terms and conditions. While there is no assurance we will be successful in our efforts, we are continuing to explore various potential alternatives, with current and potential lenders, to obtain new sources of liquidity, and to extend or refinance certain debt obligations with near-term maturities.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate business segments. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, real estate-based vacation ownership plan with more than 160,000 owners, over 54 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-for-service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com .

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may continue to deteriorate in the future and that credit underwriting standards may not have the expected effects on the performance of such notes receivable; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-based service initiatives may not be successful and will not grow or generate profitability as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 31, 2010, and most recent Form 10-Q to be filed on May 17, 2010.

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May 17, 2010

BLUEGREEN CORPORATION

Condensed Consolidated Statements of Operations

(In 000's, Except Per Share Data)

	Three Months Ended
	March 31,	March 31,
	2010	2009
REVENUES:	(Unaudited)	(Unaudited)

Gross sales of real estate	$41,253	$53,753
Estimated uncollectible VOI notes receivable	(15,014)	(7,898)
Total sales	26,239	45,855

Other resort and communities operations revenue	16,327	13,966
Fee-based sales commission revenue	10,180	—
Interest income	27,491	18,493
Other income, net	332	—
Total operating revenues	80,569	78,314

EXPENSES:
Cost of real estate sales	14,448	12,105
Cost of other resort and communities operations	12,222	10,457
Selling, general and administrative expenses	48,939	40,627
Interest expense	17,054	7,335
Other expense, net	—	535
Total operating expenses	92,663	71,059

(Loss) income before non-controlling interests and (benefit) provision for income taxes and discontinued operations	(12,094)	7,255
(Benefit) provision for income taxes	(5,776)	2,374
(Loss) income from continuing operations	(6,318)	4,881
Loss from discontinued operations	—	(142)
Net (loss) income	(6,318)	4,739
Less: Net income attributable to non-controlling interests	1,539	1,186
Net (loss) income attributable to Bluegreen Corporation	$(7,857)	$3,553

(Loss) income from continuing operations attributable to Bluegreen Corporation per common share – Basic:
(Loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.25)	$0.12
Loss per share for discontinued operations	$—	$(0.01)
(Loss) earnings per share attributable to Bluegreen shareholders	$(0.25)	$0.11

(Loss) income from continuing operations attributable to Bluegreen Corporation per common share – Diluted:
(Loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.25)	$0.12
Loss per share for discontinued operations	$—	$(0.01)
(Loss) earnings per share attributable to Bluegreen shareholders	$(0.25)	$0.11

Weighted average number of common and common equivalent shares:
Basic:	31,135	31,087
Diluted:	31,135	31,087

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May 17, 2010

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(In 000’s)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Unrestricted cash and cash equivalents	$50,951	$70,491
Restricted Cash	53,113	23,908
Contracts receivable, net	4,993	4,826
Notes receivable, net	655,643	309,307
Prepaid expenses	12,095	7,884
Other assets	49,632	35,054
Inventory, net	478,928	515,917
Retained interests in notes receivable sold	—	78,313
Property and equipment, net	84,159	85,565
Total assets	$1,389,514	$1,131,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$13,694	$14,846
Accrued liabilities and other	46,698	51,083
Deferred income	17,609	14,883
Deferred income taxes	47,065	87,797
Receivable-backed notes payable – recourse	108,189	111,526
Receivable-backed notes payable – non-recourse	516,333	131,302
Lines-of credit and notes payable	171,736	185,781
Junior subordinated debentures	110,827	110,827
Total liabilities	1,032,151	708,045

Total equity	357,363	423,220
Total liabilities and shareholders’ equity	$1,389,514	$1,131,265

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May 17, 2010

BLUEGREEN CORPORATION

Reconciliation of Resort Operating Profit and Communities Operating Profit (Loss) to Income Before

Non-controlling Interest and Income Taxes

(in 000’s)

	Three Months Ended
	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Field operating (loss) profit for Bluegreen Resorts	$(783)	$7,559
Field operating loss for Bluegreen Communities	(7,742)	(1,402)
Interest Income	27,491	18,493
Other income (expense), net	332	(535)
Corporate general and administrative expenses	(14,338)	(9,525)
Interest expense	(17,054)	(7,335)
(Loss) Income before non-controlling interest and
(benefit) provision for income taxes	$(12,094)	$7,255

	Three Months Ended
	March 31,	March 31,
	2010 (Unaudited)	2009 (Unaudited)
Net (loss) income, as reported	($ 7,857)	$3,553
Non-GAAP adjustments, before taxes:
Increase in loan loss reserves	10,704	—
Communities inventory write down	5,297	168
Benefit for income taxes	(6,779)	(66)
Non-GAAP net income	$1,365	$3,655

(1)	Resorts operating expenses excludes the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes.

(2)	Resort operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, interest income, other income (expense) net, interest expense, discontinued operations, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes. A reconciliation of Resort operating profit to income before non-controlling interest and provision for income taxes is included in this release.